Exhibit 4.17

BROOKFIELD PROPERTY PARTNERS L.P.
FIRST AMENDMENT TO THE
SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
THIS AMENDMENT (the “Amendment”) to the Second Amended and Restated Limited Partnership Agreement dated August 8, 2013 (the “Agreement”) of Brookfield Property Partners L.P. (the “Partnership”), is dated November 5, 2015. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
WHEREAS, the General Partner desires to amend the Agreement as set out herein;
AND WHEREAS, pursuant to Sections 14.1 and 14.1.11 of the Agreement, subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, the General Partner, without the approval of any Limited Partner, may make amendments to the Agreement if those amendments, in the discretion of the General Partner, do not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;
NOW THEREFORE,

1.	Amendments

(a)	Section 1.1.59 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Percentage Interest” means, as of the date of such determination, the quotient of the number of Partnership Interests held by a Partner divided by the total number of all Partnership Interests then Outstanding, expressed as a percentage;

(b)	Section 3.2.2 of the Agreement is hereby deleted in its entirety.

2.	This Amendment shall be effective upon the date first written above.

3.	This Amendment shall be governed by and construed in accordance with the laws of Bermuda.

4.	Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

5.	This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

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Exhibit 4.17

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

GENERAL PARTNER: BROOKFIELD PROPERTY PARTNERS LIMITED
By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

[First Amendment to Second Amended and Restated Limited Partnership Agreement of BPY]